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EXHIBIT J

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 21, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of Large Cap Growth Stock Fund (formerly Capital Appreciation Fund), Large Cap Core Equity Fund (formerly Large Cap Relative Value Fund), Mid-Cap Core Equity Fund (formerly Mid-Cap Equity Fund), Small Cap Value Equity Fund and Large Cap Value Equity Fund (constituting the STI Classic Variable Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 27, 2007